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                                                                    Exhibit 10.6

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   American National Bank                                       Credit Agreement
and Trust Company of Chicago

           [LOGO]
BANK ONE Company

This agreement between American National Bank and Trust Company of Chicago, and its successors and assigns, (the "Bank"), whose address is 111 E. Busse Avenue, Mount Prospect, IL 60056, and Alltech Associates, Inc. (the "Borrower"), whose address is 2051 Waukegan Road, Deerfield, IL 60015.

1.   Credit Facilities.

     1.1 Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by applicable law, governs the Credit Facilities.

     1.2 Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $5,000,000.00 in the aggregate at any one time outstanding ("Facility A"). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications or extensions thereof. The proceeds of Facility A shall be used for the following purpose: working capital.

     1.3 Borrowing Base. The aggregate principal amount of advances outstanding at any one time under Facility A shall not exceed the lesser of the Borrowing Base or $5,000,000.00. If at any time the aggregate principal amount of advances outstanding under Facility A exceeds the Borrowing Base, the Borrower shall immediately pay to the Bank an amount equal to the difference between such aggregate principal amount of advances and the Borrowing Base. "Borrowing Base" means the aggregate of:

          A. 80% of Domestic Eligible Accounts, not to exceed the aggregate of $5,000,000.00; plus

          B. 80% of Foreign Eligible Accounts, not to exceed the aggregate of $500,000.00; plus

          C. 45% of the value of Eligible Inventory, not to exceed the aggregate of $5,000,000.00. For purposes hereof value shall mean the lesser of the Borrower's cost thereof calculated on a first-in, first-out basis or the wholesale market value thereof.

2. Definitions. As used in this agreement, the following terms have the following respective meanings:

     2.1 "Credit Facilities" means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1.

     2.2 "Liabilities" means all obligations, indebtedness and liabilities of the Borrower to any one or more of the Bank, BANK ONE CORPORATION, and any of their subsidiaries, affiliates or successors, now existing or later arising, including, without limitation, all loans, advances, interest, costs, overdraft indebtedness, credit card indebtedness, lease obligations, or obligations relating to any Rate Management Transaction, all monetary obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations or substitutions of any of the foregoing, whether the Borrower may be liable jointly with others or individually liable as a debtor, maker, co-maker, drawer, endorser, guarantor, surety or otherwise, and whether voluntarily or involuntarily incurred, due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated. The term "Rate Management Transaction" in this agreement means any transaction (including an agreement with respect thereto) now existing or hereafter entered into among the Borrower, the Bank or BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

     2.3  "Notes" means the Line of Credit Note(s) described in Section 1.

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     2.4  "Account" means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered owing to the Borrower (or to a third party grantor acceptable to the Bank).

     2.5  "Account Debtor" means the person or entity obligated upon an Account.

     2.6 "Affiliate" means any person, corporation or other entity directly or indirectly controlling, controlled by or under common control with the Borrower and any director or officer of the Borrower or any subsidiary of the Borrower.

     2.7 "Distributions" means all dividends and other distributions made by the Borrower to its shareholders, partners, owners or members, as the case may be, other than salary, bonuses, and other compensation for services expended in the current accounting period.

     2.8 "Domestic Eligible Accounts" means, at any time, all of the Borrower's Accounts which contain selling terms and conditions acceptable to the Bank. The net amount of any Eligible Account against which the Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by the Bank in writing, Eligible Accounts do not include Accounts: (1) with respect to which the Account Debtor is an employee or agent of the Borrower;
          (2) with respect to which the Account Debtor is affiliated with or related to the Borrower; (3) with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional; (4) with respect to which the Account Debtor is not a resident of the United States, except to the extent such Accounts are supported by insurance, bonds or other assurances satisfactory to the Bank; (5) with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower;
          (6) which are subject to dispute, counterclaim, or setoff; (7) with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor; (8) with respect to which the Bank, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory; (9) of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due; (10) with respect to which the Account Debtor is the United States government or any department or agency of the United States; (11) which have not been paid in full within ninety (90) days from the invoice date and.(12) In no event will the balance of any Account of any single Account Debtor be eligible whenever the portion of the Account which has not been paid within ninety (90) days from the invoice date is in excess of 25% of the total amount outstanding on the Account.

     2.9 "Foreign Eligible Accounts" means, at any time, all of the Borrower's Accounts which contain selling terms and conditions acceptable to the Bank. The net amount of any Eligible Account against which the Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by the Bank in writing, Eligible Accounts do not include Accounts: (1) with respect to which the Account Debtor is an employee or agent of the Borrower;
          (2) with respect to which the Account Debtor is affiliated with or related to the Borrower; (3) with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional; (4) with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower;
          (5) which are subject to dispute, counterclaim, or setoff; (6) with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor; (7) with respect to which the Bank, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory; (8) of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due; (9) with respect to which the Account Debtor is the United States government or any department or agency of the United States; (10) which have not been paid in full within one hundred twenty (120) days from the invoice date; and (11) In no event will the balance of any Account of any single Account Debtor be eligible whenever the portion of the Account which has not been paid within one hundred twenty (120) days from the invoice date is in excess of 25% of the total amount outstanding on the Account.

     2.10 "Eligible Inventory" means, at any time, all of the Borrower's Inventory except: (1) Inventory which is not owned by the Borrower free and clear of all security interests, liens, encumbrances, and claims of third parties; (2) Inventory which the Bank, in its sole discretion, deems to be obsolete, unsalable, damaged, defective, or unfit for further processing; and (3) Work in process.

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     2.11   "Inventory" means all of the Borrower's raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and description, and goods held for sale or lease or furnished under contracts of service in which the Borrower now has or hereafter acquires any right, whether held by the Borrower or others, and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any ? of the foregoing. Inventory includes inventory temporarily out of the Borrower's custody or possession and ? returns on Accounts.

     2.12 "Intangible Assets" means the aggregate amount of all assets classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, prepaid expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses.

     2.13 "Subordinated Debt" means debt subordinated to the Bank in manner and by agreement satisfactory to the Bank.

     2.14 "Tangible Capital Funds" means Tangible Net Worth plus Subordinated Debt less Intangibles.

     2.15 "Tangible Net Worth" means total assets less the sum of Intangible Assets, and total liabilities.

3.   Conditions Precedent.

     3.1 Conditions Precedent to Initial Extension of Credit. Before the first extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

            A. Loan Documents. The Notes, and as applicable, the letter of credit applications, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other loan documents which the Bank may reasonably require to give effect to the transactions described in this agreement;

            B. Evidence of Due Organization and Good Standing. Evidence, satisfactory to the Bank, of the ? organization and good standing of the Borrower and every other business entity that is a party to this agreement or any other loan document required by this agreement; and

            C. Evidence of Authority to Enter into Loan Documents. Evidence that (i) each party to this agreement and any other loan document required by this agreement is authorized to enter into the transactions described in this agreement and the other loan documents, and (ii) the person signing on behalf of each such party is authorized to do.

     3.2 Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

            A. Representations. The representations of the Borrower are true on and as of the date of the extension of credit;

            B. No Event of Default. No default has occurred in any provision of this agreement and is continuing or would result from the extension of credit, and no event has occurred which would constitute the occurrence of any default but for the lapse of time until the end of any grace or cure period; and

            C. Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request.

4.   Affirmative Covenants. The Borrower shall:

     4.1 Insurance. Maintain insurance with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices.

     4.2 Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged to insure payment.

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     4.3  Financial Records. Maintain proper books and records of account, in accordance with generally accepted accounting principles, and consistent with financial statements previously submitted to the Bank.

     4.4 Inspection. Permit the Bank to inspect and copy the Borrower's business records at such times and at such intervals as the Bank may reasonably require, and to discuss the Borrower's business, operations, and financial condition with the Borrower's officers and accountants.

     4.5 Financial Reports. Furnish to the Bank whatever information, books and records the Bank may reasonably request, including at a minimum:

          A. Within sixty (60) days after each quarterly period, a balance sheet as of the end of that period and statements of income, cash flow and retained earnings, from the beginning of that fiscal year to the end of that period, certified as correct by one of its authorized agents.

          B. Within one hundred and twenty (120) days after and as of the end of each of its fiscal years, a detailed financial statement including a balance sheet and statements of income, cash flow and retained earnings, such financial statement, to be audited by an independent certified public accountant of recognized standing acceptable to the Bank in the Bank's sole discretion.

          C. Within thirty (30) days after and as of the end of each calendar month, the following lists, each certified as correct by one of its authorized agents:

               (1) a list of accounts receivable, aged from date of invoice, and
               (2)  a list of inventory, valued at the lower of cost or market.

          D. Within thirty (30) days after each monthly period, the Borrower shall deliver to the Bank a borrowing base certificate, in form and detail satisfactory to the Bank, along with such supporting documentation as the Bank may request.

     4.6 Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions affecting the Borrower which could materially affect the financial condition of the Borrower; (2) the occurrence of any event which gives rise to the Bank's option to terminate the Credit Facilities; (3) the institution of steps by the Borrower to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which the Borrower may have liability; (4) any additions to or changes in the locations of the Borrower's businesses; and (5) any alleged breach of any provision of this agreement or of any other agreement related to the Credit Facilities by the Bank.

     4.7 Additional Information. Furnish such additional information and statements, as the Bank may request, from time to time.

     4.8 Insurance Reports. Furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

     4.9 Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between the Borrower and any other party.

     4.10 Title to Assets and Property. Maintain good and marketable title to all of the Borrower's assets and properties.

     4.11 Additional Assurances. Make, execute and deliver to the Bank such other agreements as the Bank may reasonably request to evidence the Credit Facilities and to perfect any security interests.

     4.12 Employee Benefit Plans. Maintain each employee benefit plan as to which the Borrower may have any liability, in compliance with all applicable requirements of law and regulations.

     4.13 Depository Relationship. Maintain its primary banking relationship with the Bank and establish such accounts and maintain balances therein with the Bank sufficient to cover the cost of all the Bank's services provided; provided, however, that nothing herein shall require the Borrower to keep and maintain a specific minimum balance in such accounts.

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     4.14 Compliance Certificates. Provide the Bank, within sixty (60) days after the end of each fiscal quarter, with a certificate executed by the Borrower's chief financial officer, or other officer or a person acceptable to the Bank, certifying that, as of the date of the certificate, no default exists under any provision of this agreement.

5.   Negative Covenants.

     5.1 Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

     5.2  Without the written consent of the Bank, the Borrower will not:

          A. Dividends. Acquire or retire any of its shares of capital stock, or declare or pay dividends or make any other distributions upon any of its shares of capital stock, except in the absence of the occurrence of any default, dividends in its capital stock and dividends payable to "Sub-S" corporation shareholders sufficient in amount to pay their income tax obligation related to the Borrower's taxable income.

          B. Sale of Shares. Issue, sell or otherwise dispose of any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire those shares or securities.

          C. Debt. Incur, or permit to remain outstanding, debt for borrowed money or installment obligations, except debt reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this agreement and not to be paid with proceeds of borrowings under the Credit Facilities. For purposes of this covenant, the sale of any account receivable is the incurring of debt for borrowed money.

          D. Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

          E. Liens. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current nondelinquent liabilities for taxes, worker's compensation, unemployment insurance, social security and pension liabilities.

          F. Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U. At the Bank's request, the Borrower will furnish a completed Federal Reserve Board Form U-1.

          G. Continuity of Operations. (1) Engage in any business activities substantially different from those in which the Borrower is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve, or sell any assets out of the ordinary course of business; or (3) enter into any arrangement with any person providing for the leasing by the Borrower to any subsidiary of real or personal property which has been sold or transferred by the Borrower or subsidiary to such person.

          H. Limitation on Negative Pledge Clauses. Enter into any agreement with any person other than the Bank which prohibits or limits the ability of the Borrower or any of its subsidiaries to create or permit to exist any lien on any of its property, assets or revenues, whether now owned or hereafter acquired.

          I. Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of the Borrower's obligations under this agreement.

          J. Transfer of Ownership. Permit any pledge of any ownership interest in the Borrower, or any sale or other transfer of any ownership interest in the Borrower.

          K. Tangible Capital Funds. Permit as of each fiscal quarter end, the Borrower and its subsidiaries' Tangible Capital Funds to be less than $3,500,000.00.

          L. Leverage Ratio. Permit as of each fiscal quarter end, the Borrower and its subsidiaries' ratio of total liabilities to Tangible Capital Funds to be greater than 3.75 to 1.00.

          M. Debt Service Coverage Ratio. Permit as of each fiscal quarter end, the Borrower and its subsidiaries' ratio of earnings before interest and taxes, plus depreciation, minus any distributions and unfunded capital expenditures,

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          for the three month period then ending to interest expense, prior period current maturities of long term debt and capital leases, to be less than 1.00 to 1.00.

6.   Representations.

     6.1 Representations by the Borrower. Each Borrower represents that: (a) the execution and delivery of this agreement and the Notes, and the performance of the obligations they impose, do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party, (b) this agreement and the Notes are valid and binding agreements, enforceable according to their terms, (c) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates,
          (d) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borrower is pending or threatened, and no other event has occurred which may in any one case or in the aggregate materially adversely affect the Borrower's financial condition and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (e) all of the Borrower's tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by the Borrower in good faith and for which adequate reserves have been provided, (f) the Borrower is not a "holding company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940. as amended. (g) the Borrower is not a "holding company", or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, (h) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower could assert with respect to this agreement or the Credit Facilities, (i) the Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, and (j) no part of the proceeds of the Credit Facilities will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States (the "Board") as now and from time to time hereafter in effect or for any purpose which violates the provisions of any regulations of the Board. Each Borrower, other than a natural person, further represents that: (a) it is duly organized, existing and in good standing pursuant to the laws under which it is organized, and (b) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs.

     6.2 Representations Regarding Assets. With respect to any asset of the Borrower utilized in the calculation of the Borrowing Base set forth in this agreement, the Borrower represents and warrants to the Bank:
          (1) each asset represented by the Borrower to be eligible for Borrowing Base purposes of this agreement conforms to the eligibility definitions set forth in this agreement (2) all asset values delivered to the Bank will be true and correct, subject to immaterial variance; and be determined on a consistent accounting basis; (3) except as agreed to the contrary by the Bank in writing, each asset is now and at all times hereafter will be in the Borrower's physical possession and shall not be held by others on consignment, sale or approval, or sale or return; (4) except as reflected in schedules delivered to the Bank, each asset is now and at all times hereafter will be of good and merchantable quality, free from defects; (5) each asset is not now and will not at any time hereafter be stored with a bailee, warehouseman, or similar party without the Bank's prior written consent, and in such event, the Borrower will concurrently at the time of bailment cause any such bailee, warehouseman, or similar party to issue and deliver to the Bank, warehouseman receipts in the Bank's name evidencing the storage of the assets; and (6) the Bank, its assigns, or agents shall have the right at any time and at the Borrower's expense to inspect, examine and audit the Borrower's records, and if Accounts are included in the calculation of Borrowing Base, confirm with Account Debtors the accuracy of such Accounts, and inspect and examine the assets and to check and test the same as to quality, quantity, value, and condition.

7. Default/Remedies. If any of the Credit Facilities are not paid at maturity, whether by acceleration or otherwise, or if a default by anyone occurs under the terms of this agreement, the Notes or any agreement related to the Credit Facilities, then the Bank shall have all of the rights and remedies provided by any law or agreement.

8.   Miscellaneous.

     8.1. Notice. Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein,

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          by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand. (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the third Delivery Day after the notice is deposited in the mail. "Delivery Day" means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

     8.2 No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

     8.3 Integration. This agreement, the Notes, and any agreement related to the Credit Facilities embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

     8.4 Joint and Several Liability. Each Borrower, if more than one, is jointly and severally liable.

     8.5 Governing Law and Venue. This agreement is delivered in the State of Illinois and governed by Illinois law (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Illinois, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Illinois is not a convenient forum on the proper venue for any such suit, action or proceeding.

     8.6 Captions. Section headings are for convenience of reference only and do not affect the interpretation of this agreement.

     8.7 Subsidiaries and Affiliates of the Borrower. To the extent the context of any provisions of this agreement makes it appropriate, including without limitation any representation, warranty or covenant, the word "Borrower" as used in this agreement shall include all of the Borrower's subsidiaries and affiliates. Notwithstanding the foregoing, however, under no circumstances shall this agreement be construed to require the Bank to make any loan or other financial accommodation to any of the Borrower's subsidiaries or affiliates.

     8.8 Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Borrower's indebtedness to the Bank shall be paid in full.

     8.9 Non-Liability of the Bank. The relationship between the Borrower and the Bank created by this agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between the Bank and the Borrower. The Borrower is exercising the Borrower's own judgement with respect to the Borrower's business. All information supplied to the Bank is for the Bank's protection only and no other party is entitled to rely on such information. There is no duty for Bank to review, inspect, supervise or inform the Borrower of any matter with respect to the Borrower's business. The Bank and the Borrower intend that the Bank may reasonably rely on all information supplied by the Borrower to the Bank, together with all representations and warranties given by the Borrower to the Bank, without investigation or confirmation by the Bank and that any investigation or failure to investigate will not diminish the Bank's right to so rely.

     8.10 Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank and BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successors, and each of their respective shareholders, directors, officers, employees and agents (collectively, the "Indemnified Persons") harmless from any and all obligations, claims, liabilities, losses, damages, penalties, fines, forfeitures, actions, judgments, suits, costs,

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

          expenses and disbursements of any kind or nature (including, without limitation, any Indemnified Person's attorneys' fees) (collectively, the "Claims") which may be imposed upon, incurred by or assessed against any Indemnified Person (whether or not caused by any Indemnified Person's sole, concurrent, or contributory negligence) arising out of or relating to this agreement; the exercise of the rights and remedies granted under this agreement (including, without limitation, the enforcement of this agreement and the defense of any Indemnified Persons action or inaction in connection with this agreement); and in connection with the Borrower's failure to perform all of the Borrower's obligations under this agreement, except to the limited extent that the Claims against any such Indemnified Person are proximately caused by such Indemnified Person's willful misconduct. The indemnification provided for in this section shall survive the termination of this agreement and shall extend to and continue to benefit each individual or entity who is or has at any time been an Indemnified Person.

          The Borrower's indemnity obligations under this section shall not in any way be affected by the presence or absence of covering insurance, or by the amount of such insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under any insurance policy or policies affecting the Borrower's assets or the Borrower's business activities. Should any Claim be made or brought against any Indemnified Person by reason of any event as to which the Borrower's indemnification obligations apply, then, upon any Indemnified Person's demand, the Borrower, at its sole cost and expense, shall defend such Claim in the Borrower's name, if necessary, by the attorneys for the Borrower's insurance carrier (if such Claim is covered by insurance), or otherwise by such attorneys as any Indemnified Person shall approve. Any Indemnified Person may also engage its own attorneys at its reasonable discretion to defend the Borrower and to assist in its defense and the Borrower agrees to pay the fees and disbursements of such attorneys.

     8.11 Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

     8.12 Sole Discretion of the Bank. Whenever the Bank's consent or approval is required under this agreement, the decision as to whether or not to consent or approve shall be in the sole and exclusive discretion of the Bank and the Bank's decision shall be final and conclusive.

     8.13 Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any documents executed and delivered in connection with the Credit Facilities.

     8.14 Recovery of Additional Costs. If the imposition of or any change in any law, rule, regulation, or guideline, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, capital adequacy requirements, or other obligations which would (A) increase the cost to the Bank for extending or maintaining the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or (C) reduce the rate of return on the Bank's capital as a consequence of the Bank's obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank's written demand for such payment. The Bank's demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

     8.15 Conflicting Terms. If this agreement is inconsistent with any provision in any agreement related to the Credit Facilities, the Bank shall determine, in the Bank's sole and absolute discretion, which of the provisions shall control any such inconsistency.

     8.16 Expenses. The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expenses and reasonable attorneys' fees (including the fees of in-house counsel) incurred in connection with the development, preparation and execution of, and in connection with the enforcement or preservation of any rights under, this agreement, any amendment, supplement, or modification thereto, and any other documents prepared in connection herewith or therewith. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

9. WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

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

10. JURY WAIVER. THE BORROWER AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Dated: 5/30, 2002

Address(es) for Notices:           Borrower:

2051 Waukegan Road                 Alltech Associates, Inc.
Deerfield, IL 60015

Attn: GEOFFRY MALTIN               By: /s/ Geoffry Matlin
                                       -----------------------------------------
                                       GEOFFRY MATLIN                      CFO
                                       Printed Name                        Title

                                   Date: 5/20/02

Address for Notices:               Bank:

111 E. Busse Avenue                American National Bank and Trust Company
                                     of Chicago
Mount Prospect, IL 60056

Attn: Thomas A. O'Grady            By: Thomas A. O'Grady
                                       -----------------------------------------
                                       Thomas A. O'Grady    First Vice President
                                       Printed Name                        Title

                                       Date: 5/30/02

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